Exhibit 10.10
CERTAIN MATERIAL (INDICATED BY [***]) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCOSED.
TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (this “Agreement”) is entered into by and between Stanley Bukofzer (“Executive”) and Assertio Therapeutics, Inc., a Delaware corporation (“Assertio”) and is dated as of June 24, 2020 (the “Effective Date”). The Executive and the Company shall collectively be referred to herein as the “Parties.”
RECITALS
WHEREAS, the Executive has previously entered into that certain Amended and Restated Management Continuity Agreement with Assertio, dated August 15, 2018 (the “Management Continuity Agreement”);
WHEREAS, the Parties have determined that it is in their mutual best interests for the Executive’s employment with the Company to terminate as of June 30, 2020 (the “Separation Date”) on the terms and conditions set forth herein; and
WHEREAS, Assertio wishes to engage Executive’s services through his consulting entity Envision Clinical LLC on an independent contractor basis following the Separation Date.
NOW, THEREFORE, in consideration of the mutual covenants undertaken in this Agreement, Executive and the Company hereby acknowledge and agree as follows:
AGREEMENT
1) Employment Separation. From the Effective Date through the Separation Date, Executive shall remain an employee of the Company and shall continue to serve in the Executive’s current position. In addition to the customary duties associated with this role, Executive shall endeavor to facilitate a timely and orderly transition of Executive’s role to Executive’s successor and to do all other things as may reasonably be requested by the Company’s Chief Executive Officer in connection with Executive’s position. The Company and Executive hereby agree that Executive’s employment relationship with the Company and all of its Affiliates shall end on the Separation Date, and Executive shall be deemed to have resigned from all offices held by Executive as of the Separation Date with no further action required by the Parties.

2) Compensation. Between the Effective Date and the Separation Date, Executive shall be entitled to receive compensation and benefits on the same terms and conditions as currently applicable to Executive. On the Separation Date, Executive shall be entitled to payment of all salary and vacation pay accrued and unpaid through the Separation Date. Subject to the Separation Contingencies (defined below), the Company shall provide Executive with the
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following benefits in connection with the cessation of Executive’s employment with the Company:
a) an annual bonus for 2020 (pro-rated for the number of months worked during the year through the Separation Date (i.e. 50%)) pursuant to the Company’s bonus plan (and based on actual performance) not later than March 15, 2021, so long as Executive remains an employee of the Company through the Separation Date;
b) severance compensation consisting of continued payment of Executive’s current base salary for a period of twelve (12) months following the Separation Date, and paid on the Company’s regular payroll schedule;
c) twelve (12) monthly payments in the amount of $702.00, with each such payment approximately equivalent to the monthly cost of continuation of group healthcare coverage for Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”);
d) continued vesting of Executive’s unvested and outstanding equity awards listed in Appendix C to this Agreement in accordance with the awards’ original vesting terms from the Separation Date through and for the duration of the Consulting Period (as defined below); and
e) up to three (3) months of Company-paid outplacement services not to exceed $5,000 per month; provided Executive commences such services within ninety (90) days of the Separation Date.
“Separation Contingencies” refers to the occurrence of the following events or circumstances: (i) Executive’s continued service through the Separation Date and (ii) the Executive’s execution and non-revocation of the release attached hereto as Appendix A (the “Release”), which Release shall have become effective and irrevocable on the eighth (8th) day following the Separation Date. In the event Executive’s employment with the Company terminates for any reason before the Separation Date, the terms of the Management Continuity Agreement shall apply to such termination.
3) Consulting Arrangement. Subject to the Executive’s execution and non-revocation of the Release, from the Separation Date through the tenth month following the Separation Date (the “Consulting Period”, which shall end on such earlier date as the Executive dies, is unable to substantially perform the Services (as defined below) due to Executive’s mental or physical disability that continues for a period of thirty (30) days or more, or is terminated by the Company for Cause (as defined below)), the Company and Executive agree that Executive shall be retained through Envision Clinical LLC to serve as a consultant to the Company providing the Services so long as Envision Clinical LLC executes the Company’s standard form of non-disclosure agreement (the “Consulting Arrangement”). In exchange for provision of the Services, the Company shall pay to Envision Clinical LLC a consulting fee of (i) $15,000 per month (during the first four (4) months following the Separation Date) and (ii) $2,500 per month (during the remainder of the Consulting Period ending April 30, 2021), payable on the 1st of each month. In addition, the Executive’s equity awards that are

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outstanding as of the Separation Date shall continue to vest in accordance with their original vesting terms for the duration of the Consulting Period, subject to the Executive’s continued service pursuant to this Section 3. In the event the Company terminates the Consulting Arrangement during the Consulting Period for any reason other than Cause, death or disability, or in the event the Company undergoes a Change of Control (as defined in the Management Continuity Agreement) during the Consulting Period: (1) the Company shall immediately pay to Envision Clinical LLC a termination fee equal to the full amount of consulting fees that would have been earned by Envision Clinical LLC for the remainder of the Consulting Period had the Consulting Arrangement not been terminated and (2) all of Executive’s outstanding and unvested equity awards that would have vested based on continued performance of the Services through the end of the Consulting Period shall immediately and irrevocably vest as of the date of termination of the Consulting Arrangement or Change of Control. During the Consulting Period, Executive agrees to assist with transition and integration and such other matters as may be reasonably requested by, and at the direction and under the supervision of, the Company’s Chief Operating Officer.(the “Services”). During the first four (4) months of the Consulting Period, Executive will not be required to provide more than forty (40) hours of Services per calendar month, and thereafter Executive will not be required to provide more than ten (10) hours of Services per calendar month during the Consulting Period, but in the event Executive has been asked to provide additional Services during any such month, Executive shall inform the Company’s Chief Operating Officer in writing and seek written approval of such additional Services and the Parties shall agree on the payment of additional consulting fees to be paid for such additional Services. Executive shall direct any and all inquiries regarding the Services to the Company’s Chief Executive Officer. The Executive acknowledges that the Company has no right to direct or control his performance of Services hereunder and that he and Envision Clinical LLC shall be treated as independent contractors for all purposes with respect thereto. As such, the Executive shall not participate as an active employee in any employee benefit plan of the Company or an Affiliate (other than with respect to the Executive’s outstanding equity incentive awards or other vested Company benefits) and no income or other taxes shall be withheld from the amounts paid to the Executive pursuant to this Section 3. Executive shall provide the Services from a location of Executive’s choosing, and the Company shall reimburse Envision Clinical LLC for reasonable and customary travel expenses incurred by Executive in providing the Services at the Company’s request in accordance with the Company’s expense reimbursement policy. During the Consulting Period, Executive shall be free to engage in any other employment or consulting work, so long as Executive is otherwise able to provide the Services and such employment or consulting work does not breach any other agreement between Executive and the Company (including any non-competition/non-solicitation agreement).
4) Indemnity. Subject to applicable law, Executive will be provided indemnification with respect to Executive’s employment with the Company, the Company Licenses (as defined below), or any other aspect of Executive’s past or continuing relationship with the Company, to the maximum extent permitted by the Company’s Bylaws, Certificate of Incorporation, and other governing documents, including coverage, if applicable, under errors and omissions insurance, directors and officers insurance, or similar insurance policies.

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5) Company Licenses. Certain manufacturing licenses required by the Company to perform its activities are currently held in Executive’s name (the “Company Licenses”). The Company shall take all reasonable efforts to cause the Company Licenses to be canceled or transferred into the name of another Company employee or officer.

6) Litigation and Investigation Related Services. Executive agrees that, upon written request of the Company, he will make himself reasonably available, taking into account his other business and personal commitments, to cooperate (a) with the Company, its subsidiaries and Affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company and in respect of which Executive has knowledge, and (b) with respect to pending or threatened litigation matters (collectively, “Cooperation”). In no event shall Executive be required to provide any Cooperation if such Cooperation is adverse to Executive’s legal or business interests. [***]

7) Directors and Officers Insurance. During the Consulting Period and for four (4) years following the date of termination of the Consulting Arrangement, Executive will be covered by such directors and officers insurance coverage that the Company provides to its executives, officers, or directors generally.

8) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

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To Company:	Assertio Holdings, Inc. 100 South Saunders Road, Suite 300 Lake Forest, Illinois 60045 Attention: Chief Financial Officer Email: dpeisert@assertiotx.com

To Executive:	Envision Clinical LLC c/o Stanley Bukofzer 278 Hobblebush Lane Vernon Hills, IL 60061 224-209-9061 Email: stanjrt@gmail.com

9) Miscellaneous.
a) Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.
b) Waiver. No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.
c) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof, except as otherwise set forth herein.
d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Illinois.
e) Assignment; Successors. The Company may not assign this Agreement to anyone, at any time, without the Executive’s prior written consent, except that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to any successor to the business or assets of the Company (whether by reorganization, consolidation merger, sale or other transaction), so long as the Company requires any successors and assigns to assume and agree to perform

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this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Company’s predecessors, successors, subsidiaries, permitted assignees, parents, branches, divisions or other Affiliates, and upon Executive’s heirs, executors and administrators.
f) Severability. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. In addition, should any court of competent jurisdiction determine that any provision of this Agreement is unenforceable, the Parties agree that the court should modify the provision to the minimum extent necessary to render said provision enforceable.
g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first written above.

ASSERTIO THERAPEUTICS, INC.  EXECUTIVE

By: _/s/ Sarah Longoria_______________  __/s/ Stanley Bukofzer ________________
Name:  Sarah Longoria
Title: Vice President, Human Resources
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Appendix A
Release
Assertio Therapeutics, Inc. has offered to pay me the benefits (the “Benefits”) described in that certain Transition and Consulting Agreement dated as of June 8, 2020 (the “Transition Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my, on behalf of myself and my dependents, successors, heirs, assigns, agents, and executors, claims against and release Assertio Holdings, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company, (4) any rights I have to the Benefits, (5) rights to vested benefits under the Company’s benefit plans and (6) any rights which cannot be waived or released as a matter of law.

I understand that signing this Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Release and has given me at least twenty-one (21) calendar days from the day I received a copy of this Release to sign it.

In exchange for the payment to me of Benefits, I (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans or any other severance agreement with the Company, except to the extent that my rights are vested under the terms of an employee benefit plan sponsored by the Company or an Affiliate and except with respect to such rights or claims as may arise after the date this Release is executed. This Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes (except to the extent prohibited by law); and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is
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not expressed herein has been made to me in executing this Release, and that I am relying on my own judgment in executing this Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.
Notwithstanding the foregoing, nothing contained in this Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Transition Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law). Nothing contained in this Release is intended to waive any rights I may have related to unemployment compensation and workers’ compensation and indemnification claims under applicable law.

I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release. I acknowledge that this Release sets forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group on the same subject matter. I understand that for a period of seven (7) calendar days following the date that I sign this Release, I may revoke this Release, provided that my written statement of revocation is received on or before that seventh day by the Vice President, Human Resources, Assertio Holdings, Inc., 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045, in which case the Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Release will result in this Release being permanent and irrevocable.

I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury,
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retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Release.

Employee’s Name     Company Representative’s Signature

Employee’s Signature     Company’s Representative’s Name and Title

Employee’s Signature Date    Company’s Execution Date

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Appendix B
Cause and Cause Cure Process
The Executive’s Consulting Arrangement with the Company or provision of the Services after the Separation Date may be terminated for Cause. For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the performance of services for the Company, (iii) a material and willful violation of any federal or state law resulting or likely to result in substantial and material damage to the Company or its subsidiaries; (iv) commission of any act of fraud with respect to the Company resulting or likely to result in substantial and material damage to the Company or its subsidiaries, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case subject to the Company’s compliance with the Cause Cure Process as specified immediately below.
“Cause Cure Process” shall mean that (i) Company reasonably determines that the Executive has engaged in behavior constituting Cause; (ii) Company notifies the Executive in writing of the first occurrence of the behavior constituting Cause within ninety (90) days of the first occurrence of such condition; (iii) the Executive shall have thirty (30) days following such notice (the “Cause Cure Period”), to substantially remedy the condition, if curable; (iv) notwithstanding such efforts, the condition constituting Cause continues to exist; and (v) Company terminates the Executive’s Services prior to the end of the Consulting Period due to Cause within ninety (90) days after the end of the Cause Cure Period. For avoidance of doubt, if the behavior constituting Cause is not substantially curable, then the Cause Cure Period shall end on the date the Executive receives the Company’s written notice set forth in clause (ii) above. If the Executive substantially cures the condition constituting Cause during the Cause Cure Period, such behavior constituting Cause shall be deemed not to have occurred.

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Appendix C

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